EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. and CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Partners Initiating Project to Add Liquefaction Capabilities at the Sabine Pass LNG Terminal

Houston, Texas – June 3, 2010 – Cheniere Energy Partners, L.P. (“Cheniere”) (NYSE Amex: CQP), a subsidiary of Cheniere Energy, Inc. (NYSE Amex: LNG), announced today that its general partner’s Board of Directors has approved the initiation of a project to add liquefaction services at the Sabine Pass LNG receiving terminal in Cameron Parish, Louisiana.  Adding liquefaction capabilities would transform the Sabine Pass terminal into a bi-directional facility capable of liquefying and exporting natural gas in addition to importing and regasifying foreign-sourced LNG.  Cheniere expects to take advantage of the existing infrastructure at the Sabine Pass terminal to offer customers bi-directional services at attractive pricing.  Based on preliminary estimates, the expected fee for bi-directional services will be approximately $1.40/MMBtu to $1.75/MMBtu.   This added service would provide customers with an attractive option to source natural gas supply from the U.S. pipeline grid at prices indexed to Henry Hub.

“We believe current market fundamentals have created an opportunity for the U.S. to offer natural gas to global markets at competitive prices.  The U.S. is experiencing an increase in natural gas production, primarily driven by unconventional gas plays, while natural gas demand in the U.S. continues to lag behind market projections.  Due to the depth of the markets in South Louisiana with an abundance of supply and existing pipeline infrastructure, we can provide an additional outlet for U.S. natural gas production while offering a low cost source of supply for global buyers seeking alternatives to oil-indexed contracts,” said Charif Souki, Chairman and CEO.  “The ability to buy or sell natural gas in one of the world’s most liquid natural gas markets provides industry players with a very powerful tool to manage their portfolios.  We have begun pursuing contractual arrangements related to the project and have received favorable preliminary indications of market interest from both potential natural gas buyers interested in capacity and U.S. natural gas producers interested in committing supply to the project.  Furthermore, we believe the opening of new markets for U.S. natural gas would reduce price volatility, increase stability in markets, and support continued energy investments in the U.S.”

The Sabine Pass site can readily accommodate up to 4 LNG trains capable of processing approximately 2 Bcf/d of natural gas.  The capacity of each liquefaction train would be approximately 3.5 million tons per annum (mtpa).  The initial project would include two trains with liquefaction capacity of approximately 1 Bcf/d.  Further expansion would be considered based upon customer interest.

Cheniere estimates that it can construct liquefaction capacity comparable to liquefaction expansion economics since the Sabine Pass terminal already has many of the needed facilities for an export terminal.  Cheniere would use its existing infrastructure, including five storage tanks and two berths at the Sabine Pass terminal, as well as Cheniere Energy Inc.’s 94-mile Creole Trail Pipeline, which would be reconfigured as a bi-directional system.  The 853-acre Sabine Pass site is strategically situated to provide export services given its large acreage position, proximity to unconventional gas plays in Louisiana and Texas, and its interconnections with multiple interstate and intrastate pipeline systems.

Cheniere plans to work with Bechtel Oil, Gas and Chemicals, Inc. to design and construct the liquefaction facilities, using the ConocoPhillips Optimized Cascade® liquefaction technology.  This proven process has been successfully deployed at several LNG export terminals around the world, and offers a high degree of reliability and control.

Assuming typical project development scenarios, Cheniere anticipates LNG export could commence as early as 2015.  Cheniere plans to make a request to the Federal Energy Regulatory Commission to begin the NEPA pre-filing process by the end of June 2010.  Cheniere will work with federal and state regulators to facilitate the permitting process.  Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere obtaining satisfactory construction contracts and long-term customer contracts sufficient to underpin financing of the project.

Cheniere and Cheniere Energy, Inc. will host a live webcast at 3:00pm EDT on Friday, June 4, 2010 to discuss this project.  Participants are encouraged to access the webcast and ”Sabine Pass Facility Expansion” presentation which will be available at either www.cheniereenergypartners.com or www.cheniere.com.

A limited number of phone lines will also be available at (800) 860-2442. International callers should dial (412) 858-4600. All callers should ask for the “Cheniere Company Update Call.”  Replays of both the conference call and webcast will be available for two weeks at www.cheniereenergypartners.com or www.cheniere.com.

Cheniere owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The Sabine Pass terminal is now operating with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal through its 90.6 percent ownership interest.  It also owns and operates the Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding business strategy, plans and objectives of Cheniere Energy Partners and Cheniere Energy, Inc. and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ and Cheniere Energy, Inc.’s business, including the planned liquefaction project. Although Cheniere Energy Partners and Cheniere Energy, Inc. believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ and Cheniere Energy, Inc.’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’  and Cheniere Energy, Inc.’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, neither Cheniere Energy Partners nor Cheniere Energy, Inc. assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259